Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NutriSystem, Inc.:

We consent to the use of our reports dated February 29, 2008, with respect to the consolidated balance sheets of NutriSystem, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report on the consolidated financial statements refers to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which was adopted January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 13, 2008